Exhibit 99.1

NEWS


For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Daniel Murphy, Investor Relations 317.817.2893


            Conseco Class B Preferred Stock converts to common shares

Carmel, Ind., May 15, 2007 - Conseco, Inc. (NYSE: CNO), today announced that all of its Class B 5.50% Mandatorily Convertible Preferred Stock (NYSE:CNOPrB) has been converted into shares of Conseco common stock in accordance with the terms of issuance.

Under those terms, each of the 27.6 million shares of preferred stock outstanding was converted into 1.3699 shares of common stock. Holders were paid cash in lieu of fractional shares at the rate of $18.35 per common share. As a result of the conversion, Conseco's common shares outstanding have increased by approximately 37.8 million, to approximately 188.6 million, and Conseco's annual dividend expense has been reduced by approximately $38 million.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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